Exhibit 99.28(h)(xxiii)

Amendment
To

Transfer Agency Services Agreement

This Amendment To Transfer Agency Services Agreement (“Amendment ”), dated as of January 19, 2022 (“Amendment Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Old Westbury Funds, Inc. (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Exhibit A attached hereto.

Background

BNYM (under its former name, PFPC Inc., or under its current name) and the Fund previously entered into the Transfer Agency Services Agreement, made as of April 3, 2006, the Amended And Restated Exhibit A, dated November 12, 2007, the supplement regarding Unclaimed Property Services Terms of Service, dated March 1, 2012, the Amendment To Transfer Agency Services Agreement, dated November 15, 2013, the Amendment To Transfer Agency Services Agreement, dated February 21, 2014, the Amended and Restated Exhibit A, dated June 25, 2014, the Amendment To Transfer Agency Services Agreement, dated as of December 29, 2017, the Amendment to Transfer Agency Services Agreement, dated as of November 14, 2018, and the Amendment To Transfer Agency Services Agreement, dated as of August 18, 2020 (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.            Modifications to Current Agreement. The Current Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with the Exhibit A attached to the Amendment to Transfer Agency Services Agreement, dated as of January 19, 2022, between BNYM and the Investment Company.

2.            Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.            Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

4.            Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.            Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment To Transfer Agency Services Agreement to be executed as of the Amendment Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Robert C. Jordan

Name:	Robert C. Jordan

Title:

Old Westbury Funds, Inc.

On behalf of itself and each separate Portfolio
of the Investment Company listed on Exhibit A
attached hereto, each in its individual and
separate capacity

By:	/s/ David W. Rossmiller

Name:	David W. Rossmiller

Title:	President & CEO

EXHIBIT A

(Dated: January 19, 2022)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement, dated as of April 3, 2006, between BNY Mellon Investment Servicing (US) Inc. and Old Westbury Funds, Inc., as amended.

PORTFOLIOS

Old Westbury All Cap Core Fund
Old Westbury All Cap ESG Fund (1)

Old Westbury California Municipal Bond Fund
Old Westbury Credit Income Fund

Old Westbury Fixed Income Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Multi-Asset Opportunities Fund (2)

(formerly, Old Westbury Strategic Opportunities Fund)
Old Westbury Municipal Bond Fund

Old Westbury New York Municipal Bond Fund
Old Westbury Small & Mid Cap Strategies Fund

(1)	Liquidated March 29, 2021. Will not appear on future versions of Exhibit A.
(2)	Liquidated September 30, 2020. Will not appear on future versions of Exhibit A.
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